Exhibit 99.01

                      TELECOMMUNICATION INDUSTRY EXECUTIVE
                           NAMED TO LG&E ENERGY BOARD

Louisville, KY. - Ronald L. Bittner, chairman and chief executive officer of Frontier Corporation (formerly Rochester Telephone) has been elected as a member of the board of directors of LG&E Energy Corp.

Bittner's appointment to the new board seat, approved by the Board in April 1996, will be submitted for shareholder approval next May for a term expiring in 2000.

"With our aggressive growth into new energy markets and our focus on developing new business ventures, our board has been seeking a candidate who has had a solid track record in capitalizing on industry changes and adapting organiza-tions to new markets," said Roger Hale, LG&E Energy chairman and CEO. "We are confident Ron's experience developing profitable opportunities through changes in the telecommunications industry can now benefit us as our industry faces similar trends in deregulation and competition."

Bittner directed an aggressive restructuring and repositioning of Rochester Telephone over the last four years, opening the company to early competition, restoring the profitability of its unregulated businesses and securing several acquisitions, partnerships, and joint ventures to pursue new telecommunications markets. Frontier's recent merger with ALC/Allnet has established the company as the fifth largest long distance telecommunications carrier in the nation.

He is a 1963 graduate of Muhlenberg College and earned his MBA from the University of Rochester in 1976. Bittner is a member of the board of directors for Dynatech Corporation and the United Neighborhood Centers/Greater Rochester Foundation, and serves on the board of trustees for the University of Roches-ter. He is a frequent speaker at telecommunications industry conferences and serves on a national FCC advisory committee.

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